NUMBER 22. SUBSIDIARIES OF THE REGISTRANT.

SUBSIDIARIES FORMED BY THE REGISTRANT:


THE COMPANY HAS INCORPORATED TWO SUBSIDIARIES: THESE ARE:


1. Homevest Mortgage Corporation. This is the Company's Mortgage Services segment, ("Homevest"), which was incorporated in the State of Delaware on September 27, 1996.

2. Amquest Advisors, LLC. The Company's Investment Services segment, through Amquest Advisors, LLC., was incorporated in the State of Delaware on
      August 5, 1996, and consists of investment banking, asset management, brokerage and other financial services provided through future subsidiaries and indirect affiliates, including Sun Consolidated Securities, Inc., a registered NASD/SIPC broker dealer.



AFFILIATES FORMED BY THE REGISTRANT WHICH ARE NOT SUBSIDIARIES


The Company has implemented its business strategy by establishing two affiliate entities which are not subsidiaries for the receipt of capital and assets under management for investment. They are:

1. The Amquest Matrix Funds, Inc., a mutual fund ("The Fund") incorporated in the State of Maryland, on July 18, 1996. The Fund is a multi-portfolio mutual fund registered under the Investment Company Act of 1940, managed by Amquest Advisors, LLC, a wholly-owned subsidiary of the Company.

2. The Amquest Matrix Trust, Ltd. is an international business corporation, ("The Trust"), incorporated on October 30, 1996, in the Commonwealth of the Bahamas. This entity was formed for the specific purpose of maintaining capital and assets under management offshore. The Trust is managed by Amquest Advisors, LLC. , a wholly-owned subsidiary of the Company.














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